Exhibit 15.3

[Letterhead of LCS & Partners]

April 14, 2020
To:	Sea Limited
1 Fusionopolis Place
#17-10, Galaxis
Singapore 138522

Re: Annual Report on Form 20-F of Sea Limited

Dear Sirs or Madams:

We hereby consent to the filing of this letter as an exhibit to the annual report on Form 20-F for the year ended December 31, 2019 of Sea Limited with the U.S. Securities and Exchange Commission and to the references to our name under the headings “Item 3. Key Information—D. Risk Factors— Risks Related to Doing Business in Our Markets— Our businesses and operations in Taiwan may be materially and adversely impacted if we are deemed to be a PRC investor” in such annual report, and further consent to the incorporation by reference into the Registration Statements on Form S-8 (No. 333-222071, No. 333-223551, No. 333-229137, No. 333-232859 and No. 333-235799). In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Sincerely yours,

/s/ LCS & Partners

LCS & PARTNERS